EXHIBIT 11

                                FRED'S, INC.

                     COMPUTATION OF NET INCOME PER SHARE

                                 (unaudited)

                  (in thousands, except per share amounts)


                                            Thirteen Weeks Ended
                                             May 3,      May 4,
                                             1997        1996
                                           --------    --------
Primary net income per share

  Net income                               $2,680      $2,052
                                           ========    ========

  Weighted average number of common shares
   outstanding during the period            9,330       9,326

  Additional shares attributable to common
   stock equivalents                           -           -
                                           -------     --------
                                            9,330       9,326
                                           =======     ========

  Net income per share                     $  .29      $  .22
                                           =======     ========

Fully diluted net income per share

  Net income                               $2,680      $2,052
                                           =======     ========

  Weighted average number of common shares
   outstanding during the period            9,330       9,326

  Additional shares attributable to common
   stock equivalents                           -           -
                                           -------     --------
                                            9,330       9,326
                                           =======     ========

  Net income per share                     $  .29      $  .22
                                           =======     ========
